EXHIBIT 99.1

INVESTOR
Immediate	MEDIA:	RELATIONS:
	Jeff Jacoby	Eric Norris
	(215) 299-5896	(215) 299-6538

FMC Corporation Announces Executive Appointments

PHILADELPHIA, August 27, 2003—FMC Corporation (NYSE: FMC) announced the promotions of Ted Butz to Vice President and Group Manager, Specialty Chemicals and Michael Wilson to Vice President and Group Manager, Industrial Chemicals. Butz and Wilson join Milton Steele, Vice President and Group Manager, Agricultural Products, as the three operating executives who will now report directly to William G. Walter, Chairman, President and CEO.

Butz joined FMC in Chicago in 1991 as Director of International. This was followed by assignments as General Manager, Asia Pacific; Director BioProducts and Group Development in Specialty Chemicals; General Manager of the Food Ingredients Division and in 1999, Division Manager, BioPolymer. Butz has a B. S. in Finance from Arizona State University and an MBA from the University of San Francisco.

Wilson replaces Bob Harries who is retiring in October, following a 26-year career with FMC. Wilson joined FMC in the Lithium Division in 1997 from Wausau Paper Corporation where he was Vice President and General Manager. He had previously spent 12 years with Rexam, Inc. where he held a number of senior management positions including Operations Director, Vice President and General Manager and Vice President of Sales and Marketing. Wilson has a B.S. in Chemistry and an MBA from the University of North Carolina at Chapel Hill.

FMC Corporation is a diversified chemical company serving agricultural, industrial and consumer markets globally for more than a century with innovative solutions, applications and quality products. The company employs approximately 5,500 people throughout the world. FMC Corporation divides its businesses into three segments: Agricultural Products, Specialty Chemicals and Industrial Chemicals.

Safe Harbor Statement under the private Securities Act of 1995: Statements in this news release that are forward-looking statements are subject to various risks and uncertainties concerning specific factors described in FMC Corporation’s 2002 Form 10-K and other SEC filings. Such information contained herein represents management’s best judgment as of the date hereof based on information currently available. FMC Corporation does not intend to update this information and disclaims any legal obligation to the contrary. Historical information is not necessarily indicative of future performance.

# # #

End of Filing